Exhibit 4.3

SECOND COMMON STOCK PURCHASE WARRANT AMENDMENT

THIS SECOND COMMON STOCK PURCHASE WARRANT AMENDMENT, dated as of August 3, 2026 (this “Amendment”), is entered into by and among (i) Meteora Capital Partners, LP (“MCP”) (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”) and (iii) Meteora Strategic Capital, LLC (“MSC”) (with MCP, MSTO and MSC collectively as “Holder”) and (iv) Fusemachines Inc., a Delaware corporation (“FUSE” and formerly known as CSLM Acquisition Corp., a Cayman Islands exempted company, “CSLM”).

Reference is hereby made to the FORM OF COMMON STOCK PURCHASE WARRANT, dated as of October 22, 2025 (as amended on February 3, 2026, and as may be further amended from time to time, the “Warrant”), by and among Holder and FUSE. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Warrant.

1. Amendment: The parties hereto agree to amend the Warrant as follows:

a. Section 2(b) titled “Exercise Price” shall be deleted in its entirety and replaced with the following:

Exercise Price:	The exercise price per share of Common Stock under this Warrant shall equal the greater of (i) the Termination Price as defined in the Forward Purchase Agreement, including with respect to the variability provided for thereby and (ii) $0.85, subject to adjustment hereunder (the “Exercise Price”).

2. Non-Reliance. Holder acknowledges and agrees that FUSE is in possession of non-public information about FUSE and its securities that has not been provided to Holder and that may or may not be material or superior to information available to Holder, and that Holder, in entering into this Amendment, has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by FUSE or any Person acting on their behalf) other than those expressly set out in this Amendment (or other related documents referred to herein) and that it will not have any right or remedy rising out of any representation, warranty or other statement not expressly set out in this Amendment or the Warrant. Holder hereby waives any claim, or potential claim, it has or may have against FUSE and its officers and directors relating to FUSE’s possession of material non-public information.

3. No Other Amendments. All other terms and conditions of the Warrant and prior amendments (if any) shall remain in full force and effect and the Warrant shall be read and construed as if the terms of this Amendment were included therein by way of addition or substitution, as the case may be.

4. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

5. Ratification. The terms and provisions set forth in this Amendment modify and supersede all inconsistent terms and provisions set forth in the Warrant and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Warrant are ratified and confirmed and continue in full force and effect. All parties hereby agree that the Warrant and prior amendments (if any), as amended by this Amendment, shall continue to be legal, valid, binding and enforceable in accordance with their terms.

6. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

[signatures page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

METEORA STRATEGIC CAPITAL, LLC
METEORA SELECT TRADING OPPORTUNITIES MASTER, LP; AND
METEORA CAPITAL PARTNERS, LP

By:	/s/ Vikas Mittal
Name:	Vikas Mittal
Title:	Managing Member

FUSEMACHINES INC.

By:	/s/ Sameer Maskey
Name:	Sameer Maskey
Title:	Chief Executive Officer